Mail Stop 6010


      March 9, 2006


Mr. Roger A. Derse
Chief Financial Officer
White Electronic Designs Corporation
3601 E. University Drive
Phoenix, Arizona  85034

	Re:	White Electronics Designs Corporation
      Form 10-K for the Fiscal Year Ended October 1, 2005
      File No.  001-04817

Dear Mr. Derse:

	We have completed our review of your Form 10-K and related materials and do not, at this time, have any further comments.


	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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